Exhibit 99

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Announces First Quarter 2007
Operating and Financial Results

Company Increases 2007 Drilling Budget to $400 Million from $350 Million

DENVER – April 26, 2007 – Whiting Petroleum Corporation (NYSE: WLL) today reported first quarter 2007 net income of $10.7 million, or $0.29 per basic and diluted share, on total revenues of $159.9 million.  Net income included an after-tax charge of $0.02 per share related to unrealized, non-cash derivative losses.  First quarter 2007 financial results compare to net income of $33.0 million, or $0.90 per basic and diluted share, on total revenues of $180.6 million in the first quarter of 2006.  The decrease in first quarter 2007 net income versus the comparable 2006 period was primarily the result of lower commodity prices and higher operating costs.  Discretionary cash flow in the first quarter of 2007 totaled $74.1 million, compared to the $96.3 million reported for the same period in 2006.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release.

First Quarter Production
Production in the first quarter of 2007 totaled 3.53 million barrels of oil equivalent (MMBOE), of which 2.25 million barrels was crude oil (64%) and 1.29 MMBOE was natural gas (36%).  The Company’s production guidance for the first quarter was 3.45 MMBOE to 3.55 MMBOE.  As previously reported, Whiting’s first quarter production was affected by a fire at Valero Energy Corp.’s McKee Refinery near Dumas, Texas where oil production from the Postle field is delivered by pipeline.  As a result of the refinery fire, approximately 34,000 barrels of oil equivalent (BOE) of production from the Postle field was shut-in or restricted from February 19 through March 8, 2007.  Currently, Whiting’s production is not curtailed and net production from the Postle field is averaging approximately 5,000 BOE per day, which is 4% greater than the field’s average net production just prior to the refinery fire.

The first quarter 2007 production total equates to a daily average production rate of 39,260 BOE, representing a 4% decrease from the 40,790 BOE per day average rate in the first quarter of 2006.

James J. Volker, Whiting’s Chairman, President and CEO, commented “We have increased our 2007 drilling budget to $400 million from $350 million and continue to expect approximately 75% of this budget to be allocated toward the development of proved undeveloped reserves and 25% to probable and possible reserves.  We expect the majority of the increase in our drilling expenditures to be used to expand our drilling programs in the Piceance and Williston basins.”

Mr. Volker continued, “Our top objective for 2007 is to execute on our water and CO2 floods at Postle and North Ward Estes fields.  We expect the investment in these two projects to increase production in 2008 and beyond.  Our second objective is to get results from the three 100% working interest operated and nine 20% - 25% working interest non-operated exploratory wells that we are participating in drilling in the Middle Bakken formation at our Robinson Lake and Parshall prospects in North Dakota.  Third, our objective is to get results from our three operated 50% working interest wells in the Williams Fork and Iles formations at our Boies Ranch prospect in the Piceance Basin.”

First Quarter 2007 Operating Highlights

●           Whiting acquired interests in four wells producing from the Bakken formation and 48,000 gross acres (12,000 net) of prospective Bakken leasehold in the Parshall prospect in the eastern North Dakota portion of the Williston Basin.  The acquired acreage is adjacent to Whiting’s 101,000-acre Robinson Lake Bakken prospect in Mountrail County.  The purchase, which closed on March 1, was from an unnamed seller for $16 million in cash and had an effective date of February 1, 2007.  Whiting acquired working interests of between 22% and 25% in three of the four producing wells and an approximate 1% overriding royalty interest in the fourth producing well.  In April, these four wells were producing at a combined average rate of approximately 1,334 barrels of oil per day with Whiting’s net share being 184 barrels per day.  Whiting plans to participate with a 20% to 25% working interest in numerous drilling locations (nine currently planned for 2007) that are prospective in the Bakken formation.

●           The Company has completed drilling operations at its first two wells on the Robinson Lake prospect and has scheduled fracture stimulation operations for the second well in late April.  The first well has been fracture stimulated and is awaiting completion operations.  Previous test results from the horizontal wells, which are both triple laterals, have been encouraging.

●           Whiting recently began drilling operations on its third well at the Company’s Boies Ranch prospect in the Piceance Basin.  Results from the first two wells at Boies Ranch, located in Rio Blanco County, Colorado, have met or exceeded pre-drill expectations.  Fracture stimulation operations were recently completed at these two wells and the Company expects continuing gas sales from the Boies Ranch prospect during the second quarter.

●           Expansion of the Dry Trail Gas Plant in the Postle field continues on track.  Capacity at the plant, which was capable of processing approximately 43 million cubic feet (MMcf) of gas per day at the time it was acquired in August 2005, is currently processing 60 MMcf of gas per day.  This project is part of the Company’s plan to expand the existing water and CO2 flood from the eastern half of the Postle field to the western half of the field.

●           Construction of a new gas plant at the North Ward Estes field remains on schedule and the Company expects CO2 injection into the field’s producing Yates sand reservoir to begin in the second quarter of 2007.  Whiting expects the new gas plant to ultimately have the capacity to process 120 MMcf of gas per day.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended March 31, 2007 and 2006:

	Three Months Ended
Production	3/31/07	3/31/06	Change
Oil and condensate (MMBls)	2.25	2.37	(5%)
Natural gas (Bcf)	7.73	7.80	(1%)
Equivalent (MMBOE)	3.53	3.67	(4%)

Average Sales Price
Oil and condensate (per Bbl):
Price received	$49.33	$55.02	(10%)
Effect of crude oil hedging	-	(3.79)
Realized price	$49.33	$51.23	(4%)
Average NYMEX price	$58.12	$63.53

Natural gas (per Mcf):
Price received	$6.33	$7.62	(17%)
Effect of natural gas hedging	-	(0.07)
Realized price	$6.33	$7.55	(16%)
Average NYMEX price	$6.77	$9.01

Whiting incurred an unrealized, non-cash hedging loss of $1.1 million in the first quarter of 2007 compared to a realized hedging loss of $9.5 million during the first quarter of 2006.  The Company entered into four new oil hedging contracts during the first quarter of 2007.  Each contract covers 120,000 barrels of monthly oil production in each quarter of 2008.  A summary of Whiting’s outstanding crude oil hedges, including the new contracts, is included later in this news release.  The Company currently has no outstanding natural gas hedges.

First Quarter Costs and Margins
A summary of cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE
	Three Months
	Ended March 31,
	2007	2006
Sales price, net of hedging	$45.20	$49.13
Lease operating expense	13.88	12.09
Production tax	2.72	3.25
General & administrative	2.34	2.62
Exploration	1.94	1.88
Cash interest expense	5.05	4.12
Cash income tax expense	0.18	0.55
	$19.09	$24.62

All of the Company’s financial and operating statistics for the first quarter were in line with or better than the Company’s guidance.

During the first quarter of 2007, our company-wide basis differential for crude oil compared to NYMEX was $8.79 per barrel, which compared to $8.51 per barrel in the first quarter of 2006 and $9.65 per barrel in the fourth quarter of 2006.  Our basis differential for natural gas compared to NYMEX was $0.44 per thousand cubic feet (Mcf) of gas, which compared to $1.39 per Mcf in the first quarter of 2006 and $0.71 per Mcf in the fourth quarter of 2006.

First Quarter 2007 Drilling Summary
The table below summarizes Whiting’s drilling activity and capital spending incurred for the three months ended March 31, 2007:

Gross/Net Wells Completed
Capital
			Total New	% Success	Spending
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q107	54 / 19.9	0 / 0	54 / 19.9	100% / 100%	$ 115.8

Currently, Whiting is operating 11 drilling rigs and 41 workover rigs on its properties and is participating in the drilling of eight non-operated wells.  Sixteen of these workover rigs are currently operating in the North Ward Estes field and six are working in the Postle field.

Outlook for Second Quarter and Full-year 2007
The following statements provide a summary of certain estimates for the second quarter and full-year 2007 based on current forecasts.

Guidance for the second quarter of 2007 and full-year 2007 is as follows:

Guidance
	Second Quarter	Full-Year
	2007	2007
Production (MMBOE)	3.50- 3.60	14.00 - 14.35
Lease operating expense per BOE	$13.80 - $14.20	$13.90 - $14.10
General and admin. expense per BOE	$ 2.30 - $ 2.40	$ 2.30 - $ 2.40
Interest expense per BOE	$ 5.75 - $ 5.95	$ 5.75 - $ 5.95
Depr., depletion and amort. per BOE	$13.00 - $13.30	$13.10 - $13.40
Prod. taxes (% of production revenue)	6.0% - 6.3%	6.0% - 6.3%
Oil Price Differentials to NYMEX per Bbl	$ 8.50 - $ 9.00	$ 8.50 - $ 9.00
Gas Price Differentials to NYMEX per Mcf	$ 0.40 - $ 0.60	$ 0.40 - $ 0.60

Oil and Gas Hedges
Whiting’s outstanding hedges and fixed price contracts as of April 1, 2007 are summarized below:

	Contracted Volume		NYMEX Price Collar Range		As a Percentage of
	Natural Gas	Oil			March 2007
	MMBtu per	Bbls per	Gas	Oil	Production for
Hedges	Month	Month	(per MMBtu)	(per Bbl)	(Gas/Oil)
2007
Q2	--	110,000	--	$50.00 - $72.00	--/14%
Q2	--	300,000	--	$50.00 - $78.50	--/39%
Q3	--	110,000	--	$50.00 - $70.90	--/14%
Q3	--	300,000	--	$50.00 - $77.55	--/39%
Q4	--	110,000	--	$49.00 - $71.50	--/14%
Q4	--	300,000	--	$50.00 - $76.50	--/39%

2008
Q1	--	110,000	--	$49.00 - $70.65	--/14%
Q1	--	120,000	--	$60.00 - $73.90	--/16%
Q2	--	110,000	--	$48.00 - $71.60	--/14%
Q2	--	120,000	--	$60.00 - $74.65	--/16%
Q3	--	110,000	--	$48.00 - $70.85	--/14%
Q3	--	120,000	--	$60.00 - $75.60	--/16%
Q4	--	110,000	--	$48.00 - $70.20	--/14%
Q4	--	120,000	--	$60.00 - $75.85	--/16%

			As a Percentage of
	Natural Gas Volumes in	2007 Contract Price (1)	March 2007
Fixed Price Contracts	MMBtu per Month	per MMBtu	Gas Production
April 2007 – May 2011	29,000	$4.75	1%
April 2007 – Sep. 2012	66,000	$4.21	2%

(1) Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended March 31,
	2007	2006
Selected operating statistics
Production
Oil and condensate, MBbl	2,245	2,371
Natural gas, MMcf	7,729	7,800
Oil equivalents, MBOE	3,533	3,671
Average Prices
Oil, Bbl (excludes hedging)	$49.33	$55.02
Natural gas, Mcf (excludes hedging)	$6.33	$7.62
Per BOE Data
Sales price (including hedging)	$45.20	$49.13
Lease operating	$13.88	$12.09
Production taxes	$2.72	$3.25
Depreciation, depletion and amortization	$12.62	$9.62
General and administrative	$2.34	$2.62
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$159,923	$180,630
Total costs and expenses	$143,404	$127,333
Net income	$10,666	$32,990
Net income per common share, basic and diluted	$0.29	$0.90

Average shares outstanding, basic	36,771	36,726
Average shares outstanding, diluted	36,861	36,743
Net cash provided by operating activities	$62,361	$111,288
Net cash used in investing activities	$(124,839)	$(134,561)
Net cash provided by financing activities	$60,294	$20,260

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Friday, April 27, 2007 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s first quarter 2007 financial and operating results.  Please call (866) 356-3093 (U.S./Canada) or (617) 597-5381 (International) and enter the pass code 83287998 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on April 27, 2007.

A telephonic replay will be available beginning approximately two hours after the call on Friday, April 27, 2007 and continuing through Friday, May 4, 2007.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 13634988. You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting's future business strategy, projected production, reserves, costs, capital expenditures, oil and gas price differentials and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s First Quarter Form 10-Q for the three months ended March 31, 2007, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2007	December 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,188	$10,372
Accounts receivable trade, net	90,194	97,831
Deferred income taxes	5,208	3,025
Prepaid expenses and other	13,544	10,484
Total current assets	117,134	121,712

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	2,952,031	2,828,282
Unproved properties	60,696	55,297
Other property and equipment	43,647	44,902

Total property and equipment	3,056,374	2,928,481

Less accumulated depreciation, depletion and amortization	(535,682)	(495,820)

Total property and equipment, net	2,520,692	2,432,661

DEBT ISSUANCE COSTS	18,233	19,352

OTHER LONG-TERM ASSETS	12,726	11,678

TOTAL	$2,668,785	$2,585,403

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	March 31, 2007	December 31, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$31,797	$21,077
Accrued liabilities	53,319	58,504
Accrued interest	20,687	9,124
Oil and gas sales payable	17,634	19,064
Accrued employee compensation and benefits	4,159	17,800
Production taxes payable	6,088	9,820
Current portion of tax sharing liability	3,565	3,565
Current portion of derivative liability	10,071	4,088

Total current liabilities	147,320	143,042

NON-CURRENT LIABILITIES:
Long-term debt	1,055,975	995,396
Asset retirement obligations	39,735	36,982
Production Participation Plan liability	27,535	25,443
Tax sharing liability	23,987	23,607
Deferred income taxes	169,942	165,031
Long-term derivative liability	7,175	5,248
Other long-term liabilities	4,211	3,984

Total non-current liabilities	1,328,560	1,255,691

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value; 75,000,000 shares authorized, 37,053,071 and 36,947,681 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	37	37
Additional paid-in capital	754,977	754,788
Accumulated other comprehensive loss	(10,199)	(5,902)
Retained earnings	448,090	437,747

Total stockholders’ equity	1,192,905	1,186,670

TOTAL	$2,668,785	$2,585,403

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$159,714	$189,865
Loss on oil and natural gas hedging activities	-	(9,524)
Interest income and other	209	289
Total revenues and other income	159,923	180,630
COSTS AND EXPENSES:
Lease operating	49,057	44,398
Production taxes	9,612	11,935
Depreciation, depletion and amortization	44,571	35,300
Exploration and impairment	9,176	7,042
General and administrative	8,285	9,611
Change in Production Participation Plan liability	2,092	2,074
Interest expense	19,497	16,973
Unrealized derivative loss	1,114	-
Total costs and expenses	143,404	127,333
INCOME BEFORE INCOME TAXES	16,519	53,297
INCOME TAX EXPENSE:
Current	626	2,031
Deferred	5,227	18,276
Total income tax expense	5,853	20,307
NET INCOME	$10,666	$32,990
NET INCOME PER COMMON SHARE, BASIC AND DILUTED	$0.29	$0.90
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	36,771	36,726
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	36,861	36,743

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
Net cash provided by operating activities	$62,361	$111,288
Exploration	6,860	6,902
Changes in working capital	4,842	(21,934)
Discretionary cash flow (1)	$74,063	$96,256

(1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, unrealized derivative losses and other non-current items less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.